Exhibit 10.7

INTERMEDIA.NET Outsource Technologies, Outsmart Competition	150 Mathilda Place, Suite 104 Sunnyvale, CA 94086 t. 650-424-9935 f. 650-424-9936

July 20, 2007

Jonathan McCormick

[***********]

Jonathan:

We are pleased to offer you at-will employment with Intermedia, Inc. (the “Company”) in a position with the working title of Vice-President Operations. If you commence employment with the Company on or before August 13, 2007, the position offered to you presently includes the following:

1. Compensation: During the continuation of your at-will employment with the Company, the Company will pay to you, as actually earned by you and in arrears, an amount which represents the pro rata equivalent of $190,000 during a consecutive twelve (12) month period. As agreed there will be non-guaranteed year end bonus of a minimum of $30,000 to be paid at the end of calendar year 2007. This bonus is contingent upon successful completion of the probationary period and continued employment by you until the end of 2007, as well as the company and you meeting their goals for 2007. In addition, the Company will reimburse your apartment rental expenses in Sunnyvale area in the total amount of up to $20,000 for the first twelve (12) months of your employment. The first six (6) months will be a probationary period during which time your performance will be continuously evaluated. The Company at all times during any continuation of your at-will employment retains the sole discretion to adjust the compensation paid to you.

2. Incentive Compensation: the Company in its sole discretion may issue a separate written stock option grant to you, with the material terms of the grant at all times subject to the Company’s written stock option plan.

3. Health: Medical, dental and life insurance coverage presently is offered by the Company to otherwise eligible employees who qualify for, and elect to, participate in one or more such plans or programs. All such plans or programs are controlled and administered by parties’ independent from the Company. The terms of such plans or programs, circumstances personal to you, and other factors outside the Company’s control ultimately will determine and control your participation in one or more such plans or programs. You acknowledge and agree that the Company retains the sole discretion to continue to offer any such plans or programs to its employees, including without limitation the terms upon which such plans or programs are offered to the Company employees.

4. Paid Time Off, etc.: The Company offers Paid Time Off to its full-time employees, subject at all times to the Company’s then effective written policy. The Company also recognizes certain Company holidays. The enclosed documents provide the actual details.

5. Commencement: The Company would like you to commence § employment as soon as possible, consistent with any obligation between you and your present employer, and also consistent with the Company’s business needs. Where the Company does not receive notice from you agreeing to commence employment within five (5) business days from the date of this letter, and with an actual commencement date not later than twenty (20) business days from the date of this letter, the offer of employment described through this letter shall be deemed withdrawn without further notice from the Company, and unavailable for acceptance by you. You acknowledge and agree that the Company may withdraw and rescind the offer of employment described through this letter at any time after its delivery to you, and without any reason or any obligation to pay any consideration to you,

To accept this offer, please sign the enclosed Employment Agreement and, as appropriate, all other enclosed documents. Please return the signed and completed original documents to me as soon as possible. Employment with the Company commences only after you have signed these documents and the Company has received them in order, and you report for work. Upon execution of the Employment Agreement and, as appropriate all other enclosed documents, this offer letter shall terminate and be of no force and effect.

If you have any questions, please call William Gomes at [***********].

Very truly yours,
INTERMEDIA, INC.

/s/ Serguei Sofnski
Serguei Sofinski
CEO

Accepted:

/s/ Jonathan McCormick
Jonathan McCormick

Enclosures

825 E. Middlefield Rd Mountain View, CA 94043	Toll Free: 800-379-7729 Tel: 650-641-4000 Fax: 408-854-7701

October 7, 2015

Addendum to Offer Letter Delivered via E-mail

Jonathan McCormick c/o Intermedia.net, Inc. 825 E Middlefield Road Mountain View, CA 94043

Dear Jonathan:

This letter serves an addendum to your offer letter with respect to your employment with Intermedia.net, Inc. (collectively with Intermedia Holdings, Inc., the “Company” or “Intermedia”). By executing below, you agree that your offer letter is hereby amended to add the following additional provisions (which replace in its entirety the existing language in your offer letter pertaining to the acceleration of your stock options in connection with a Change in Control):

You shall be eligible for vesting acceleration equal to the following:

i.

If any of your then outstanding options are not assumed by the successor corporation (or parent thereof), or are not otherwise in full force and effect in connection with a Change in Control (as defined in Intermedia’s 2011 Equity Incentive Plan (the “Plan”)), (a) one hundred percent (100%) of the then-unvested shares subject to such outstanding options, if you had at least one (1) year of continuous service as an employee of the Company as of the Change in Control, or (b) the number of then unvested shares subject to such outstanding options that would have vested through the one (1) year anniversary of the Change in Control, if you had less than one (1) year of continuous service as an employee of the Company as of the Change in Control, OR

ii.

If any of your then outstanding options are assumed by the successor corporation (or parent thereof) in connection with a Change in Control and you experience an Involuntary Termination (as defined below) in connection with or within twelve (12) months following a Change in Control, (a) one hundred percent (100%) of the then unvested shares subject to such outstanding options, if you had at least one (1) year of continuous service as an employee of the Company as of the Change in Control or (b) the number of then unvested shares subject to such outstanding options that would have vested through the one (1) year anniversary of the Involuntary Termination, if you had less than one (1) year of continuous service as an employee of the Company as of the Involuntary Termination.

iii.

An “Involuntary Termination” means that (a) the Company (or any parent or subsidiary or successor of the Company) terminates your employment other than for Cause, death or Disability or (b) you resign following the occurrence of one or more of the following events, without your express consent: (i) a material diminution of your authority, duties or responsibilities relative to your authority, duties, or responsibilities in effect immediately

Offer letter addendum

prior to such diminution; it being understood that a reduction in your authority, duties, or responsibilities following a Change in Control shall not constitute Involuntary Termination if you are given a position of materially similar or greater overall scope and responsibility within the acquiring company, taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve similar or greater scope and responsibility than a nominally higher role in the hierarchy of a smaller company, (ii) a material diminution in your base salary; provided, however, that a reduction of 15% or less will in no instance be deemed material, or (iii) a change in your required work location by fifty (50) miles or greater from your assigned work location at the time of the Change in Control, as long as you provide notice of the condition to the Company (or its successor) within sixty (60) days after its occurrence, provide the Company (or its successor) with a thirty (30) day cure period and resign within thirty (30) days after such condition is not cured.

For purposes hereof, (a) “Cause” is defined as (i) an act of dishonesty by you in connection with your responsibilities as an employee; (ii) your conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) your gross misconduct committed in the performance of your services as an employee; (iv) your willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of-nondisclosure as a result of your relationship with the Company; or (v) your willful breach of any material obligations under any written agreement or covenant with the Company, which breach and the effect of such breach are not cured by you within-the thirty (30) day period after your receipt of written notice from the Company specifying-in detail the events or conduct constituting the breach of the written agreement or covenant; and (b) “Disability” means that you, at the time notice is given, have been unable to substantially perform your duties to the Company for not less than one hundred twenty (120) days within a twelve (12) consecutive month period as a result of your incapacity due to a physical or mental condition and, if reasonable accommodation is required by-law, after any reasonable accommodation.

Except as set forth above, all-terms of your offer letter with Intermedia will remain in full force and effect, including, but not limited to, the provisions regarding the nature of your at-will employment. Your offer letter, this addendum to your offer letter, along with any agreements relating to proprietary rights between you and the Company, constitute the terms of your employment with Intermedia, and there are no oral or written promises, representations or inducements upon which you are relying in connection with this addendum or subsequent employment with the Company. This letter may not be modified or amended except by a written agreement signed by the Company and you.

After your review, should you have questions, please contact me.

Best regards,

/s/ Michael Gold
Michael Gold
Chief Executive Officer

2	October 2015

Offer letter addendum

ACCEPTED AND AGREED:

I accept the October 7, 2015 addendum to my offer letter with Intermedia.net, Inc.

/s/ Jonathan McCormick
Signature

Jonathan McCormick
Print Name

10/8/15
Date Signed

3	October 2015